Exhibit 3.5

CERTIFICATE OF DESIGNATIONS, POWERS,

PREFERENCES AND OTHER RIGHTS

AND QUALIFICATIONS OF

SERIES A CONVERTIBLE PREFERRED STOCK

(Pursuant to Section 151 of the

General Corporation Law of the State of Delaware)

FOTV MEDIA NETWORKS INC., a corporation organized and existing under the Delaware General Corporation Law (the “Corporation”), hereby certifies that the following resolution was adopted by the Board of Directors (the “Board”) of the Corporation on April 11, 2016, pursuant to the authority of the Board as required by Section 151 of the General Corporation Law of the State of Delaware:

RESOLVED, that, in connection with the Subscription Agreement, pursuant to authority vested in the Board of Directors, the Board of Directors deems it desirable and in the best interests of the Corporation to create a series of 600,000 shares of preferred stock to be designated as “Series A Convertible Preferred Stock” providing for the preferences and rights set forth in the Certificate of Designation; and that this Board of Directors is authorized to cause the Certificate of Designation to be executed and filed with the Delaware Secretary of State.

The Corporation hereby states the designation and number of shares, and fixes the relative rights, preferences, privileges, powers and restrictions thereof as follows:

A. Series A Convertible Preferred Stock

(1) Certain Definitions. For purposes of this Section A, the terms set forth below shall have the corresponding meanings provided below.

(a) “Affiliate” shall mean, with respect to any specified Person, (a) if such Person is an individual, the spouse, heirs, executors, or legal representatives of such individual, or any trusts for the benefit of such individual or such individual’s spouse and/or lineal descendants, or (b) otherwise, another Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Person specified. As used in this definition, “control” shall mean the possession, directly or indirectly, of the sole and unilateral power to cause the direction of the management and policies of a Person, whether through the ownership of voting securities or by contract or other written instrument.

(b) “Business Day” shall mean any day on which banks located in Los Angeles, California are not required or authorized by law to remain closed.

(c) “Common Stock” shall mean the Common Stock, par value $0.001 per share, of the Corporation.

(d) “Conversion Price” shall have the meaning set forth in Section A(7) of this Article FOURTH.

(e) “Converted Stock” shall mean the Common Stock issued in respect of the conversion of Series A Stock or as a dividend or distribution thereon.

(f) “Holder” shall mean a Person who is the lawful holder of issued and outstanding shares of Series A Stock.

(g) “IPO” shall mean an underwritten initial public offering of Common Stock pursuant to a registration statement publicly filed in accordance with the requirements of the Securities Act.

(h) “Junior Securities” shall mean securities of the Corporation ranking subordinate to the Series A Stock with respect to the right to receive distributions of the assets of the Corporation upon the liquidation, dissolution or winding up of the Corporation.

(i) “Parity Securities” shall mean securities of the Corporation ranking on a parity with the Series A Stock with respect to the right to receive distributions of the assets of the Corporation upon the liquidation, dissolution or winding up of the Corporation, the authorization or issuance of which are approved by the Holders of Series A Stock as required by Section A(6) of this Article FOURTH.

(j) “Person” shall mean an individual, entity, corporation, partnership, association, limited liability Corporation, limited liability partnership, joint-stock Corporation, trust or unincorporated organization.

(k) “Securities Act” shall mean the Securities Act of 1933, as amended.

(l) “Senior Securities” shall mean securities of the Corporation ranking senior to the Series A Stock with respect to the right to receive distributions of the assets of the Corporation upon the liquidation, dissolution or winding up of the Corporation, the authorization or issuance of which are approved by the Holders of Series A Stock as required by Section A(6) of this Article FOURTH.

(m) “Series A Stock” shall have the meaning set forth in Section A(2) of this Article FOURTH.

(n) “Subsidiary” shall mean any Person that is, directly, or indirectly through one or more intermediaries, controlled by the Company. As used in this definition, “control” shall mean the possession, directly or indirectly, of the sole and unilateral power to cause the direction of the management and policies of a Person, whether through the ownership of voting securities or by contract or other written instrument.

(o) “Transfer” shall mean any sale, transfer, assignment, conveyance, charge, pledge, mortgage, encumbrance, hypothecation, security interest or other disposition, or to make or effect any of the above.

(2) Number and Designation. The designation of the series of Preferred Stock, par value $0.001 per share, authorized hereunder shall be “Series A Convertible Preferred Stock” (the “Series A Stock”). The number of shares of Series A Stock authorized hereby shall be 600,000 shares.

(3) Dividends. (a) Holders of Series A Stock shall be entitled to receive ratably dividends payable in cash, in stock or otherwise, as and when declared by the Board of Directors out of assets legally available therefor, subject to any preferential rights of any of the Corporation’s outstanding securities.

(b) Notwithstanding anything to the contrary in this Section A(3), no dividends accrued but not paid prior to a voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Corporation, or an event of the type described in Section A(4)(b) of this Article FOURTH, shall be payable on the Series A Stock.

(4) Liquidation. (a) In the event of a voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Corporation, each Holder shall, to the extent permitted by law and subject to the rights of holders of Senior Securities, be entitled to receive, pari passu with the holders of any Parity Securities and prior and in preference to any distribution to holders of Junior Securities, out of the assets and funds of the Corporation an amount per share of Series A Stock equal to the sum of (i) the purchase price of such shares of Series A Stock plus (ii) subject to the provisions of Section A(3)(b) of this Article FOURTH, all accrued by unpaid dividends on such share, if any. If, upon any liquidation, dissolution or winding-up of the affairs of the Corporation, the assets and funds of the Corporation shall be insufficient to permit the payment in full to such Holders of Series A Stock, such Holders shall share ratably with the holders of any Parity Securities in the distribution of the Corporation’s entire assets and funds legally available for distribution in proportion to the full amounts to which they would otherwise be respectively entitled. If such payment shall have been made in full to the Holders, the remaining assets and funds of the Corporation shall be distributed ratably among the holders of the Common Stock and all other classes of Junior Securities, according to their respective rights and preferences.

(b) The consolidation or merger of the Corporation as a result of which the shareholders of the Corporation immediately prior to such transaction (or series of transactions) hold less than 50% of the voting power or issued and outstanding share capital of the surviving entity, or the sale, lease or conveyance of all or substantially all of its assets, shall be deemed a liquidation of the Corporation within the meaning of this Section A(4).

(c) In any such events, if the consideration received by the Corporation is other than cash, its value will be deemed its fair market value as determined in good faith by the Board of Directors or, at the option of a majority in interest of the Series A Stock, by a nationally recognized investment banking firm reasonably acceptable to the Corporation. The costs and expenses of a investment bank valuation pursuant to this Section A(4)(c) shall be borne by the Corporation; provided that if such valuation concludes that the value of the consideration in question is within

10% or less of the value of such consideration as determined by the Board of Directors, the costs and expenses of such valuation shall be borne by the holders of Series A Stock requesting the same (such costs and expenses to be allocated among such holders on a pro rata basis in accordance with their ownership of Series A Stock).

(d) The Corporation shall give each Holder written notice of such impending transaction not later than twenty (20) days prior to the stockholders’ meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also promptly notify such Holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the’ impending transaction and the provisions of this Section A(4), and the Corporation shall thereafter give such Holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after the Corporation has given the first notice provided for herein or sooner than ten (10) days after the Corporation has given notice of any material changes provided for herein. The time periods referred to in this subsection (d) may be shortened upon the written consent of the Holders of the Series A Stock that are entitled to such notice rights or similar notice rights and that represent at least a majority of the voting power of all then outstanding shares of such Series A Stock.

(e) Notwithstanding the provisions of this Section A(4)(a), if, upon a liquidation, dissolution or winding up of the Corporation the amount of assets of the Corporation which would be received by the Holders of Series A Stock had all of such Holders converted into Common Stock pursuant to the terms hereof would be greater than the amount of assets which would be distributed among the Holders of the Series A Stock pursuant to Section A(4)(a), then, such Holders shall receive, pro rata among the Holders, such greater amount.

(5) Voting Rights. (a) The Holder of each share of the Series A Stock shall have the right to one vote for each share of Common Stock into which such Series A Stock could then be converted, and with respect to such vote, such Holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation as if a holder of Common Stock, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of the Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

(6) Protective Provisions. So long as any shares of Series A Stock are outstanding, the Corporation shall not, and it shall not permit any Subsidiary to, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least 66-2/3% of the then outstanding shares of Series A Stock, voting as a separate class:

(a) alter, change or amend the relative rights or preferences of the Series A Stock, create a new class or series of Senior Securities or Parity Securities, or alter, change or amend the rights or preferences of any existing class of equity securities so that they become Senior Securities or Parity Securities; and

(b) increase or decrease (other than by conversion pursuant to Section A of this Article FOURTH) the total number of authorized shares of Series A Stock.

(7) Automatic Conversion. All outstanding shares of Series A Stock shall be converted automatically into the number of fully paid and nonassessable shares of Common Stock into which shares of Series A Stock are then convertible pursuant to this Section A of this Article FOURTH, without any action by the Holders and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent, upon the closing of the IPO. Each share of the Series A Stock is convertible into the number of shares of Converted Stock obtained by dividing the purchase price of such share of Series A Stock by the Conversion Price (as hereinafter defined). The per share Conversion Price of the Series A Shares (the “Conversion Price”) has initially been set at 80% of the per share price of the Common Stock offered in the IPO, and is subject to the terms of Section A(8) below. The Corporation shall give five (5) Business Days’ prior written notice to all Holders of its intention to consummate an IPO. As soon as practicable after the occurrence of an automatic conversion, the Corporation shall issue and deliver or cause to be issued and delivered a certificate or certificates for the number of full shares of Converted Stock issuable upon the conversion of shares of Series A Stock pursuant to this Section A(7), in exchange for the certificates representing shares of Series A Stock (or an affidavit of loss mutilation or destruction, together with an undertaking to provide customary indemnification to the Corporation in respect thereof).

(8) Anti-Dilution Rights. If at any time prior to the first anniversary of the closing of the IPO, the Corporation issues any shares of Common Stock, Preferred Stock, stock options, warrants or convertible securities at a price per share less than the purchase price of such share of Series A Stock, as adjusted to account for stock splits or combinations, in-kind dividends or similar dilutive events, to Persons other than subscribers in the Corporation’s April 2016 private placement (a “Dilutive Issuance”), then the Corporation shall issue to each such subscriber such number of additional shares of Series A Stock that is equal to the difference between the Conversion Price and the Dilutive Issuance price, multiplied by the number of shares of Series A Stock subscribed for by such subscriber in the private placement and divided by the Conversion Price. Notwithstanding the foregoing, no adjustments shall be made to the a subscriber’s Converted Stock issuance with respect to any issuances of shares of Common Stock or other securities of the Corporation to employees, officers or directors as incentive compensation or in connection with the Corporation’s acquisition of any other entity, up to 10% of the fully-diluted amount of shares of outstanding Common Stock immediately following the closing of such acquisition.

(9) Other Provisions Regarding Conversion. (a) No fractional shares of Common Stock or scrip representing fractional shares shall be issued upon conversion of any shares of Series A Stock. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Series A Stock the Holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion. In lieu of such fractional shares or scrip, the Company shall round all fractional shares up to the nearest whole share at the time of such conversion.

(b) The Corporation shall at all times reserve and keep available and free of preemptive rights out of its authorized but unissued Common Stock, solely for the purpose of effecting the conversion of Series A Stock, such number of fully paid and nonassessable shares of Common Stock (or other shares or other securities as may be required) as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Stock.

(c) The Corporation shall pay all documentary, stamp or other similar taxes attributable to the issuance or delivery of shares of Converted Stock (or other shares or other securities) of the Corporation upon conversion of any of the Series A Stock pursuant to this Section A of this Article FOURTH. However, the Corporation shall not be required to pay any taxes which may be payable in respect of any Transfer involved in the issuance or delivery of any certificate for such shares in a name other than that of the Holder in respect of which such shares are being issued.

(10) Redemption. The Series A Stock may not be redeemed by any Person.

(11) No Further Rights. The shares of Series A Stock shall not have any relative, participating, optional or other special rights and powers other than as set forth herein, in any agreement between the Company and the holders thereof, or as provided by law.

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IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designations this 11th day of April 2016.

FOTV MEDIA NETWORKS INC.

By:	/s/ Alkiviades David
Name: Alkiviades David
Title: Chairman and Chief Executive Officer